Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS THIRD QUARTER 2016 RESULTS
DALLAS, TEXAS…November 7, 2016… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $22.2 million, or $.19 per share, in the third quarter of 2016 compared to a net loss of $11.8 million, or $.10 per share, in the third quarter of 2015.  For the first nine months of 2016, Kronos Worldwide reported net income of $20.1 million, or $.17 per share, compared to a net loss of $153.2 million, or $1.32 per share in the first nine months of 2015. We reported net income in the 2016 periods primarily due to higher segment profit in 2016, as well as a non-cash deferred income tax asset valuation allowance related to our German and Belgian operations, mostly recognized in the second quarter of 2015, and an other-than-temporary impairment (OTTI) charge on our investment in a marketable equity security recognized in the third quarter of 2015.  Our segment profit improved in 2016 due primarily to the net impact of higher average selling prices in the third quarter of 2016 compared to the third quarter of 2015 (average selling prices in the first nine months of 2016 were lower as compared to the same period in 2015), higher sales volumes, a charge associated with the implementation of certain workforce reductions (mostly recognized in the second quarter of 2015), and lower raw materials and other production costs (including cost savings resulting from workforce reductions implemented in 2015), as discussed further below.

Net sales of $356.1 million in the third quarter of 2016 were $19.6 million, or 6%, higher than in the third quarter of 2015.   Net sales of $1,030.6 million in the first nine months of 2016 were $31.2 million, or 3%, lower than in the first nine months of 2015.  Net sales increased in the third quarter as compared to the same period in 2015 due to higher average TiO2 selling prices and higher sales volumes. Net sales decreased in the first nine months of 2016 primarily due to lower average selling prices partially offset by higher sales volumes.  The Company's average TiO2 selling prices were 2% higher in the third quarter of 2016 as compared to the third quarter of 2015, and were 7% lower in the first nine months of the year as compared to the same prior year period.  The Company's average selling prices at the end of the third quarter of 2016 were 6% higher than at the end of the second quarter of 2016, and 8% higher than at the end of 2015, with higher prices in all major markets.  TiO2 sales volumes in the third quarter were 6% higher as compared to the third quarter of 2015 due to higher sales in North American and export markets, partially offset by lower sales in Latin America.  TiO2  sales volumes in the first nine months of 2016 were 6% higher than the same period of 2015 due to higher sales in European, North American and export markets in 2016, partially offset by lower sales in Latin America.  Kronos' sales volumes in the third quarter and first nine months of 2016 set an overall new record for a third quarter and first-nine-months period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $2 million in the third quarter and decreasing net sales by approximately $8 million in the first nine months of 2016.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2016 was $31.0 million as compared to breakeven TiO2 segment profit in the third quarter of 2015.  For the year-to-date period, the Company's segment profit was $48.2 million as compared to $29.2 million in the first nine months of 2015.  Segment profit in the 2015 year-to-date period includes an aggregate  workforce reduction charge of $21.5 million ($18.5 million, or $.16 per share, net of income tax benefit), most of which was recognized in the second quarter, $10.7 million of which is classified in cost of sales and $10.8 million of which is classified in selling, general and administrative expense.  Excluding the impact of the 2015 workforce reduction charge, segment profit increased in the third quarter of 2016 as compared to the third quarter of 2015 primarily due to the net effects of higher average TiO2 selling prices, lower raw material and other production costs, higher sales volumes and higher production volumes.  Excluding the impact of the 2015 workforce reduction charge, segment profit decreased slightly in the year-to-date comparisons primarily due to the net effects of lower average TiO2 selling prices, lower raw material and other production costs (including cost savings resulting from workforce reductions implemented in 2015 reflected in both cost of sales and other operating expenses), higher sales volumes and higher production volumes.  Excluding the impact of the workforce reduction charge, the Company's TiO2 segment profit was $.4 million and $50.7 million in the third quarter and first nine months of 2015, respectively.  Kronos' TiO2 production volumes were 5% higher in the third quarter, and 1% higher in the first nine months of 2016 as compared to the same periods of 2015.  We operated our production facilities at overall average capacity utilization rates of 97% in the first nine months of 2016 (approximately 97%, 95% and 100% of practical capacity in the first, second and third quarters, respectively) compared to approximately 96% in the first nine months of 2015 (93%, 100% and 95% in the first, second and third quarters of 2015, respectively).  Our production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $2 million in the third quarter and by approximately $13 million in the year-to-date period.

Securities transactions, net in the third quarter of 2015 includes an aggregate non-cash charge of $12.0 million ($7.8 million, or $.07 per share, net of income tax benefit) for an other-than-temporary impairment on our investment in a marketable equity security.

Other operating income, net in the first nine months of 2016 includes an insurance settlement gain of $3.4 million ($2.6 million, or $.02 per share, net of income tax expense) related to a 2014 business interruption claim.

The Company's income tax expense in the first nine months of 2015 includes a non-cash deferred income tax expense of $152.6 million ($1.32 per share) related to the recognition of a deferred income tax asset valuation allowance related to our German and Belgian operations, most of which was recognized in the second quarter.  The Company's income tax expense in the first nine months of 2016 includes a $5.6 million ($.05 per share) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the U.S. and Canada which was recognized in the third quarter and a non-cash deferred income tax expense of $2.1 million ($.02 per share) related to the recognition of a deferred income tax asset valuation allowance related to our German and Belgian operation (most of which was recognized in the second quarter).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our business
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion
	Changes in raw material and other operating costs (such as energy and ore costs)
	Changes in the availability of raw materials (such as ore)
	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
	Competitive products and substitute products
	Customer and competitor strategies
	Potential consolidation of our competitors
	Potential consolidation of our customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems
	The introduction of trade barriers
	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks)
	Our ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Our ability to utilize income tax attributes, the benefits of which may not have been recognized under the more-likely-than-not recognition criteria
	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
	Government laws and regulations and possible changes therein
	The ultimate resolution of pending litigation
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:


The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.


The Company also discloses segment profit before the impact of the workforce reduction charge, which is also used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2015	2016	2015	2016

Net sales	$336.5	$356.1	$1,061.8	$1,030.6
Cost of sales	293.3	280.6	894.7	859.2

Gross margin	43.2	75.5	167.1	171.4

Selling, general and administrative expense	42.3	43.6	137.3	129.7
Other operating income (expense):
Currency transactions, net	(.7)	(1.0)	.6	3.2
Other income (expense), net	(.3)	-	(1.3)	3.2
Corporate expense	(3.1)	(2.9)	(10.5)	(9.9)

Income (loss) from operations	(3.2)	28.0	18.6	38.2

Other income (expense):
Trade interest income	.1	.1	.1	.1
Other interest and dividend income	.2	-	.5	.4
Securities transactions, net	(12.0)	-	(12.0)	-
Interest expense	(4.3)	(5.2)	(13.3)	(15.4)

Income (loss) before income taxes	(19.2)	22.9	(6.1)	23.3

Income tax expense (benefit)	(7.4)	.7	147.1	3.2

Net income (loss)	$(11.8)	$22.2	$(153.2)	$20.1

Net income (loss) per basic and diluted share	$(.10)	$.19	$(1.32)	$.17

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	136	143	406	430
Production volumes	132	139	397	401

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME (LOSS) FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2015	2016	2015	2016

Segment profit:
Before workforce reduction charge	$.4	$31.0	$50.7	$48.2
Workforce reduction charge	(.4)	-	(21.5)	-

Total segment profit	-	31.0	29.2	48.2

Adjustments:
Trade interest income	(.1)	(.1)	(.1)	(.1)
Corporate expense	(3.1)	(2.9)	(10.5)	(9.9)

Income (loss) from operations	$(3.2)	$28.0	$18.6	$38.2

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months	Nine months
	ended September 30,	ended September 30,
	2016 vs. 2015	2016 vs. 2015

Percentage change in sales:
TiO2 product pricing	2%	(7)%
TiO2 sales volume	6	6
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	(1)	(1)

Total	6%	(3)%